SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
866450
1057124/SD
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )



Filed by the registrant    X
                         -----

Filed by a party other than the registrant
                                            ---

Check the appropriate box:

      Preliminary proxy statement
-----

   X   Definitive proxy statement
-----

      Definitive additional materials
-----

      Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
-----

                            Old Second Bancorp, Inc.
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                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

X     No Fee Required.
-----

      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
-----

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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      Fee paid previously with preliminary materials.
-----

  -----   Check box if any part of the fee is offset as provided by Exchange
          Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)   Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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1 Set forth the amount on which the filing fee is calculated and state how it was determined.

                                      LOGO


        Notice of Annual Meeting of Stockholders to be Held March 9, 1999

                 To the Stockholders of Old Second Bancorp, Inc.
The Annual Meeting of Stockholders of Old Second Bancorp, Inc., will be held on Tuesday, March 9, 1999 at 11:00 a.m. at the Corporation's premises at 37 South River Street, Aurora, Illinois, for the following purposes:

     1. The election of five directors to serve for a term of three years each and the election of two directors to serve for a term of one year each, the Board of Directors' nominees being listed in the Proxy Statement;

     2. To consider and act upon a proposed Amendment to the Restated Certificate of Incorporation of the Corporation as set forth in the accompanying Proxy Statement.

     3. The ratification and approval of the selection of Ernst & Young, L.L.P. as the Corporation's independent accountants for the fiscal year ended December 31, 1999; and

     4. The transaction of such other business as may properly come before the meeting or any postponement or adjournment thereof.

The Board of Directors of the Corporation has fixed the close of business on February 1, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at this meeting and at any and all postponements or adjournments thereof.

                                             By Order of the Board of Directors



                                                                    James Benson
                                                                        Chairman

                                                                William Skoglund
                                                         Chief Executive Officer
                                                                   and President
Aurora, Illinois
February 9, 1999



                             Your Vote is Important
Even if you plan to attend the meeting in person, please date, sign, and return your proxy in the enclosed envelope. Prompt response is helpful and your cooperation will be appreciated.

                            Old Second Bancorp, Inc.
            37 South River Street / Aurora, IL 60507 / (630) 892-0202


                                 Proxy Statement
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Old Second Bancorp, Inc., a Delaware corporation (the "Corporation"), 37 South River Street, Aurora, Illinois 60507, of proxies to be used at the Annual Meeting of Stockholders of the Corporation to be held at the Corporation's premises at 37 South River Street, Aurora, Illinois on March 9, 1999 at 11:00 a.m., Central Standard Time, and at any and all postponements or adjournments thereof.

A form of proxy is enclosed for use at the meeting. If the proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. Stockholders attending the meeting may, on request, vote their own shares even though they have previously sent in a proxy. Unless revoked or instructions to the contrary are contained in the proxies, the shares represented by validly executed proxies will be voted at the meeting and will be voted: (i) for the election of the nominees for director named below; (ii) for the proposed Amendment to the Restated Certificate of Incorporation of the Corporation; (iii) for the ratification and approval of the selection of Ernst & Young, L.L.P. as the Corporation's independent accountants for the fiscal year ended December 31, 1999; and (iv) in the discretion of the named proxies upon such other matters as may properly come before the meeting or at any postponement or adjournment thereof.

In order to be elected a director, a nominee must receive a plurality of the votes cast at the meeting for the election of directors. Since the seven nominees receiving the largest number of affirmative votes will be elected, shares represented by proxies which are marked "withhold authority" or "abstain" will have no effect on the outcome of the election. Approval of the proposed Amendment to the Corporation's Restated Certificate of Incorporation requires the affirmative vote of at least a majority of the outstanding shares of the Corporation's Common Stock. Ratification and approval of the selection of Ernst & Young, L.L.P. as the Corporation's independent accountants requires the affirmative vote of at least a majority of the votes cast at the meeting on such matter. Shares represented by proxies which are marked "abstain" as to any such matter will be counted as votes cast, which will have the same effect as a negative vote on such matter. Proxies relating to "street name" shares which are not voted by brokers on one matter will be treated as shares present for purposes of determining the presence of a quorum but will not be treated as votes cast as to such matter not voted upon.

A copy of the Corporation's Annual Report for the fiscal year ended December 31, 1998, which includes certified financial statements, has been previously mailed to you. The financial statements contained therein are not deemed material to the exercise of prudent judgment in regard to any matter to be acted upon at the Annual Meeting and, therefore, such financial statements are not incorporated in this Proxy Statement by reference. This Proxy Statement was mailed to stockholders on or about February 9, 1999.

               Compliance With Section 16 (a) of The Exchange Act
Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the directors and officers to file reports of ownership and changes in ownership of the Corporation's Common Stock with the Securities and Exchange Commission. The Corporation is required to disclose in this proxy statement any late filings of those reports made by its directors and executive officers in fiscal 1998. Under the Section 16(a) rules and subject to certain exceptions, directors and executive officers are required to file a Form 4 on or before the tenth day after the end of the month in which a change in beneficial ownership has occurred. Mr. Ronald J. Carlson was delinquent in his filing of one report during fiscal 1998. A report describing Mr. Carlson's transaction was subsequently filed.

                 Voting Securities and Principal Holders Thereof
Only holders of Common Stock of record at the close of business on February 1, 1999 will be entitled to vote at the Annual Meeting of Stockholders. At such date, the Corporation had outstanding 3,051,181 shares of Common Stock. Each share of Common Stock entitled the holder to one vote upon each matter to be voted at the meeting.

To the best of the knowledge of the Corporation, no person, other than the Trust Department of The Old Second National Bank of Aurora ("Old Second"), owned beneficially more than 5% of the outstanding voting securities of the Corporation as of December 31, 1998.

---------------------------------------------  ---------------------------------

                                               Number and Percent
Name and Address                               of Shares Beneficially Owned
---------------------------------------------  ---------------------------------

Old Second Bancorp, Inc.                       248,725 shares (8.15%) of the
Profit Sharing Plan and Trust                  Corporation's Common Stock.
37 South River Street
Aurora, Illinois 60507

---------------------------------------------  ---------------------------------

As of December 31, 1998, Old Second held in its Trust Department, in various fiduciary capacities (other than as trustee of the Corporation's Profit Sharing Plan and Trust) 356,781 shares of the Corporation's Common Stock (11.69% of the total outstanding shares). Old Second had full voting responsibility with respect to 196,226 of such shares (6.43% of the total outstanding shares) and no voting responsibility with respect to the remaining shares. Old Second had full investment power with respect to 106,294 shares (3.48% of the total outstanding shares) and shared investment power with respect to 212,645 shares (6.97% of the total outstanding shares).

The following table sets forth information as of December 31, 1998, with respect to the ownership of shares of the Corporation's Common Stock held by each director, director nominee, and each executive officer and all directors, director nominees, and executive officers of the Corporation as a group based upon information received from such persons. Beneficial ownership of securities generally means the power to vote or dispose of securities, regardless of any economic interest.
--------------------------------------------------------------------------------

                                            Corporation Common Stock
                                            Beneficially Owned
                                            ----------------------------------------------
Name                                        Number of Shares            Percentage1
------------------------------------------------------------------------------------------
Walter Alexander                                    18,392                   0.60%
James Benson                                        60,541                   1.98%
Ronald J. Carlson2                                  14,810                   0.49%
Marvin Fagel                                         3,276                   0.11%
Joanne Hansen                                        1,312                   0.04%
Kenneth Lindgren                                    17,450                   0.57%
Jesse Maberry                                        5,505                   0.18%
Gary McCarter                                          691                   0.02%
D. Chet McKee                                        3,416                   0.11%
William Meyer                                       10,007                   0.33%
Gerald Palmer                                          100                   0.00%
James Carl Schmitz3                                131,360                   4.31%
Larry Schuster                                      13,700                   0.45%
William B. Skoglund4                                13,327                   0.44%
George Starmann III5                                 8,838                   0.29%

All Directors, Director Nominees, and              302,725                   9.92%
Executive Officers as a group (15 persons)

-------------------------
1 Includes ownership of securities by spouse (even though any beneficial interest is disclaimed), and in the Corporation's Profit Sharing Plan and Trust and the
  Corporation's Salary Savings Plan.
2 Includes 8,750 shares issuable pursuant to options held by Mr. Carlson. Mr.
  Carlson resigned from the Board effective 12/16/98.
3 The number of shares for Mr. Schmitz represents voting control over Schmitz
  Family Trusts.
4 Includes 5,317 shares issuable pursuant to options held by Mr.
  Skoglund.
5 Includes 4,950 shares issuable pursuant to options held by Mr.
  Starmann III.

-----------------------------------------------------------------------------------------

                              Election of Directors
Under the Corporation's Restated Certificate of Incorporation, the Board of Directors is divided into three classes, approximately equal in number. Each year the stockholders are asked to elect the member of a class for a term of three years. This year five nominees named below have been recommended for election as directors for a term ending at the Annual Meeting in 2002 or until their successors are elected, and two nominees named below have been recommended for election as directors for a term ending at the Annual Meeting in 2000 or until their successors are elected. The different terms of nominees this year is necessary to have three Director classes approximately equal in number.

The Board of Directors has no reason to believe that any of the nominees will not be available for election. However, if any such nominees are not available for election, proxies may be voted for the election of other persons selected by the Board of Directors.

Mr. Carlson resigned from the Board as of December 16, 1998. His term as director was to terminate in 2000. At this time, the Board has nominated James Carl Schmitz to take Mr. Carlson's place on the Board. The Corporation acknowledges Mr. Carlson's long years of service and expresses appreciation for his significant contribution.

                                Director Nominees
------------------------------------- ------------ -----------------------------------------------

Name                                  Age          Principal Occupation1,2
------------------------------------- ------------ -----------------------------------------------
James Benson                          68           Chairman of the Board of the Corporation
                                                   (1971)

Marvin Fagel                          51           President, Aurora Packing Company and
                                                   Chairman of the Board and CEO, New City
                                                   Packing Company, a meat packing company
                                                   (1996)

Joanne Hansen                         58           President, Furnas Foundation, Inc., a
                                                   charitable foundation (1993)

Kenneth Lindgren                      58           President, Daco Incorporated, contract
                                                   manufacturer of machined components (1990)

Jesse Maberry                         55           Treasurer, Aurora Bearing Company,
                                                   manufacturer of rod end and spherical
                                                   bearings (1985)

Gerald Palmer3                        53           Vice President/General Manager Caterpillar
                                                   Inc., construction equipment manufacturer

James Carl Schmitz3                   50           Tax Specialist, KPMG Peat Marwick, LLP, an
                                                   accounting firm

-------------------------------------
1Each director nominee has been employed in his principal occupation with the same organization or other responsible position with the same organization for at least the last five years, or is retired after having served in responsible positions with the organization indicated with the exception of Mr. Schmitz who, previous to 1998, was Director of Taxes with H. B. Fuller Company, St.
 Paul, Minnesota.

2The date shown in parentheses refers to the year originally elected or appointed to the Board of Old Second or the Corporation. Pursuant to a reorganization in 1982, Old Second became a wholly-owned subsidiary of the Corporation. Each director has served continuously since the date indicated.

3The term for these two Director nominees will be for one year.

--------------------------------------------------------------------------------------------------


                                       5



                              Continuing Directors
------------------------------------- ------------ -----------------------------------------------

Name                                  Age          Principal Occupation1,2
------------------------------------- ------------ -----------------------------------------------

Walter Alexander4                     64           President, Alexander Lumber Co., lumber and
                                                   building material sales (1976)

Gary McCarter3                        62           Retired Vice President, Farmers Group, Inc.,
                                                   an insurance company (1988)

D. Chet McKee3                        59           President and CEO, Rush Copley Medical Center
                                                   (1978)

William Meyer4                        51           President, William F. Meyer Co., a wholesale
                                                   plumbing supply company (1995)

Larry Schuster4                       58           Chairman, Westside Mechanical, Inc.,
                                                   mechanical contractor (1990)

William B. Skoglund4                  48           President and CEO of the Corporation,
                                                   President and CEO of Old Second (1992)

George Starmann III4                  55           Executive Vice President and Secretary of the
                                                   Corporation, Executive Vice President and
                                                   Senior Trust Officer of Old Second (1995)

-------------------------------------
1Each director has been employed in his principal occupation with the same organization or other responsible position with the same organization for at least the last five years, or is retired after having served in responsible positions with the organization indicated.

2The date shown in parentheses refers to the year originally elected or appointed to the Board of Old Second or the Corporation. Pursuant to a reorganization in 1982, Old Second became a wholly-owned subsidiary of the Corporation. Each director has served continuously since the date indicated.

3Serves as director until 2000.

4Serves as director until 2001.

--------------------------------------------------------------------------------------------------

Walter Alexander, a director of the Corporation, is also a director of Wausau-Mosinee Paper Corporation, a corporation with a class of securities registered pursuant to Section 12 of the Exchange Act. Gerald Palmer, a director-nominee of the Corporation, is also a director of JLG Industries, a corporation with a class of securities registered pursuant to Section 12 of the Exchange Act.

Upon attaining age 70, an elected director would assume the status of a Senior Director for a period of three years. Every Senior Director has a right to attend all Board of Director meetings and Board of Director Committee meetings to which they are appointed and to participate in all discussions during such meetings. However, a Senior Director does not have the right to vote on any matter.

The Board of Directors of the Corporation has established Audit and Nominating Committees, as well as other Committees, to assist it in the discharge of its responsibilities. The principal responsibilities of the Audit and Nominating Committees are described below. The members of each Committee serve on the respective Committees during the period between annual stockholders' meetings. The Corporation does not have a Compensation Committee, since compensation levels are determined by the Board of Directors of each subsidiary of the Corporation. The Corporation's executive officers also are executive officers of Old Second, and are compensated by Old Second rather than the Corporation; accordingly, their compensation is determined and approved by the Compensation Committee and Board of Directors of Old Second.

The members of the Corporation's Audit Committee during 1998 were Messrs. Alexander, McCarter, McKee, Fagel and Carlson. Each year, such Committee recommends to the Board the appointment of a firm of independent accountants to examine the books of the Corporation. It reviews with representatives of the independent accountants the auditing arrangement and scope of the independent accountants' examination of the books, results of those audits, their fees, and any problems identified by the independent accountants regarding internal controls, together with their recommendations. The Committee also reviews with the Corporation's internal auditors any problems identified by them regarding internal controls and their recommendations. The Committee is also prepared to meet privately at any time at the request of the independent accountants, the internal auditors, or members of the Corporation's management to review any special situation arising on any of the above subjects. The Committee met six times during 1998.

The members of the Corporation's Nominating Committee during 1998 were Messrs. Alexander, Benson, Carlson, Lindgren, Maberry, McKee, Schuster, Skoglund and Starmann. The Committee reviews the qualifications of, and recommends to the Board, candidates to fill Board vacancies as they may occur during the year. The Nominating Committee will consider suggestions from all sources, including stockholders, regarding possible candidates for director. Such suggestions, together with appropriate biographical information, should be submitted to the Corporation. The Committee did not meet in 1998.

The Board of Directors of the Corporation held 12 meetings during 1998. Actions taken by any Committee of the Board are reported to the Board of Directors, usually at its next meeting. During 1998 all of the directors attended at least 75% of the aggregate of the Corporation's Board of Directors meetings and meetings of the Committees on which they served.
                                       7

All persons who serve as directors of the Corporation also serve as directors of Old Second. No fees are paid by the Corporation to the directors in their capacity as directors of the Corporation, and no fees are paid by Old Second to inside directors in their capacity as directors of Old Second. During 1998, Old Second paid directors' fees to outside directors consisting of a $3,500 annual retainer fee, $250 for each Board of Director meeting attended, and $200 for each Committee meeting attended.

                             Executive Compensation
The following table sets forth information with respect to compensation paid for the fiscal years ended December 31, 1998, 1997, and 1996, to those persons who were at December 31, 1998: (i) the chief executive officer and (ii) the other executive officers of the Corporation whose annual salary exceeded $100,000.

                           Summary Compensation Table
------------------------------ ---------- ----------------- ------------------ ----------------------

                                          Annual            Long-Term
                                          Compensation      Compensation

                                     Awards

                                                            Securities
Name and                                                    Underlying         All Other
Principal Position             Year       Salary ($)1       Options (#)        Compensation ($)2
------------------------------ ---------- ----------------- ------------------ ----------------------
James Benson3                  1998       $115,165              --             $    0
Chairman of the Board          1997         96,410              --                  0
of the Corporation and         1996         102,034             --                  0
Retired Chief Executive
Officer of the Corporation

Ronald J. Carlson4             1998       $136,175              --             $  8,313
Retired President,             1997        243,525         3,450                14,284
Chief Operating Officer,       1996        222,555         2,300                13,584
Chief Financial Officer,
and Secretary
of the Corporation

William B. Skoglund            1998       $227,633         4,000              $ 14,796
President and Chief            1997        191,235         3,300                13,145
Executive Officer              1996        172,550         2,200                12,490
of the Corporation
and President and Chief
Executive Officer
of Old Second

-----------------------------------------------------------------------------------------------------

                                       8



                     Summary Compensation Table (continued)
-----------------------------------------------------------------------------------------------------

                                          Annual            Long-Term
                                          Compensation      Compensation

                                     Awards

                                                            Securities
Name and                                                    Underlying         All Other
Principal Position            Year        Salary ($)1       Options (#)        Compensation ($)2
----------------------------- ----------- ----------------- ------------------ ----------------------

George Starmann III           1998        $195,325         3,150               $ 13,476
Executive Vice                1997         173,435         3,150                 11,951
President and Secretary       1996         160,615         2,100                 11,834
of the Corporation
Executive Vice
President and Senior
Trust Officer
of Old Second

-----------------------------
1Salary amounts for Mr. Benson include director fees received from the
 Corporation's subsidiaries in the amounts of $37,750, $34,100, and $28,150 for the years 1998, 1997, and 1996, respectively. Salary amounts for Mr. Carlson include director fees received from the Corporation's subsidiaries other than
 Old Second in the amounts of $18,675, $21,000, and $17,400, for the years 1998,
 1997, and 1996, respectively. Salary amounts for Mr. Skoglund include director fees received from the Corporation's subsidiaries in the amounts of $14,950 for
 1998 and $1,800 for 1997. Salary amounts for Mr. Starmann include director fees received from the Corporation's subsidiary Mortgage company of $3,000 for 1998.

2The amounts shown for 1998 represent the contribution to (i) the Corporation's qualified Profit Sharing Plan and Trust in the amount of $8,800 each for Messrs. Skoglund and Starmann and $6,463 for Mr. Carlson; (ii) the
 Corporation's Salary Savings Plan in the amounts of $2,350, $3,200, and $3,200 for Messrs. Carlson, Skoglund, and Starmann, respectively, as vested and accrued during 1998; and (iii) the Corporation's nonqualified Supplemental
 Executive Retirement Plan ("SERP") in the amounts of $2,796 and $1,470 for Messrs. Skoglund and Starmann, respectively.

3In June 1998, Mr. Benson retired as Chief Executive Officer of the Corporation.

4In June 1998, Mr. Carlson retired as the President, Chief Operating Officer,
 Chief Financial Officer and Secretary of the Corporation.

-----------------------------------------------------------------------------------------------------

                                  Option Grants
The following table provides information about stock options granted during 1998 to the Named Executive Officers other than Messrs. Benson and Carlson, to whom no stock options were granted during the year.

                       Option Grants in Last Fiscal Year*
--------------------------------------------------------------------------------------------------------------


                                              Individual Grant
                          ----------------------------------------------------------   Potential Realizable
                                         Percent of                                    Value at Assumed Annual
                                         Total Options                                 Rates of Stock Price
                                         Granted to        Exercise                    Appreciation
                          Options        Employees in      Price       Expiration      for Option Term
Name                      Granted (#)    Fiscal Year       ($/Share)   Date            5%                10%
------------------------- -------------- ----------------- ----------- ------------- -------------------------
William B. Skoglund       4,000          34.78%            $52.00      12/08/08      $130,810     $331,498

George Starmann III       3,150          27.39%            $52.00      12/08/08       103,013      261,055

-------------------------
*Messrs. Skoglund and Starmann received the 1998 options on December 8, 1998.
  One-third of the options granted vest and become exercisable on each of the first three anniversaries of their grant date.

--------------------------------------------------------------------------------------------------------------


                       Stock Option Exercises and Holdings
The following table provides information on shares underlying options exercisable at the end of 1998 and options exercised during 1998 for the Named
Executive Officers.

             Aggregated Option Exercises and Year-End Value for 1998
---------------------------------------------------------------------------------------------------------------

                                                    Securities Underlying           Value of Unexercised
                                                    Unexercised Options Held        In-the-Money Options Held
                                                    at Fiscal Year-End              at Fiscal Year-End1
                                                    ----------------------------    ---------------------------

                      Shares Acquired    Value
Name                  on Exercise        Realized1  Exercisable  Unexercisable      Exercisable  Unexercisable
--------------------- ------------------ ---------- ------------ ----------------  ------------ --------------
James Benson2          3,250             $ 58,500        0            0             $     0      $     0

Ronald J. Carlson3         0             $      0    8,750            0             $84,888      $     0

William B. Skoglund        0             $      0    5,317        6,933             $70,033      $12,892

George Starmann III        0             $      0    4,950        5,950             $64,475      $11,638

---------------------
1 Value is calculated based on the difference between the option exercise price and the closing market price of the Common Stock on
  the date of exercise or the end of fiscal year multiplied by the applicable number of shares.

2 Options exercised as they were about to expire.

3 3,067 unexercisable options vested at retirement and expiration date is within three years of retirement.

---------------------------------------------------------------------------------------------------------------

             Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors of Old Second has furnished the following report on executive compensation.

The Corporation's executive officers are also executive officers of Old Second and are compensated by Old Second and not the Corporation. Accordingly, their compensation is determined and approved by the Compensation Committee and Board of Directors of Old Second. The members of the Compensation Committee and Board of Directors of Old Second are Directors of both the Corporation and Old Second. The members of the Compensation Committee during 1998 were Messrs. Alexander, Fagel, McCarter and Meyer. Although the executive officers are compensated by Old Second and their compensation is determined by the Compensation Committee of Old Second, their scope of authority for management of the Corporation, as well as Old Second, is an important consideration by the Committee when establishing compensation.

                 Compensation Philosophy and Overall Objectives
The Corporation's mission is to maximize stockholder value over the long term. To accomplish this mission, the Corporation has developed a comprehensive business strategy that emphasizes superior financial products and customer services. The Corporation believes its executive compensation program should motivate its executives to both individually and collectively take actions that support the attainment of this mission.

The program of executive compensation is intended to reflect the following stated executive compensation policies:

o The program of executive compensation should strengthen the relationship between pay and performance by providing compensation that is dependent upon the level of success in meeting specified Corporate goals.

o Compensation opportunities should enhance the Corporation's ability to attract, retain, and encourage the development of exceptionally knowledgeable and experienced executives upon whom, in large part, the successful operation and management of the Corporation depends.

o Each program element should target compensation levels at rates that are reflective of current market practices. Offering market-comparable pay opportunities should allow the Corporation to maintain a stable, successful management team.

Competitive market data is provided by an independent compensation consultant. The data provided compares Old Second's compensation practices to banking institutions with similar asset size and employment levels.

The competitive market data used for compensation purposes differs from the companies which comprise the Custom Peer Group in the Performance Graph included in this proxy statement. The Compensation Committee believes that the Company's most direct competitors for executive talent reflects a broader group of companies than those included in the Custom Peer Group established for comparing shareholder returns.

                       Elements of Executive Compensation
                                (a) Base Salaries
Annually, the Compensation Committee reviews each executive's base salary. It is the Corporation's philosophy that base salaries offer security to executives and allow the Corporation to attract competent executive talent and maintain a stable management team. The Compensation Committee of Old Second targets base salaries at market levels, though compensation may be adjusted above or below the median based on company performance. Initially, base salaries are determined by evaluating an executive's level of responsibility, prior experience, education, breadth of knowledge, internal performance objectives, and competitive compensation programs for senior executives at comparable banks.

Adjustments to base salaries are driven primarily by corporate performance measured primarily in terms of earnings per share, return on equity and assets, and enhancement of book value per share. When measuring individual performance, the Compensation Committee considers the executive's efforts in achieving established financial and business objectives, managing and developing employees, and enhancing long-term relationships with customers.

In June 1998, Mr. Benson retired as Chief Executive Officer of the Corporation and Mr. Carlson retired as President. They were succeeded by Mr. Skoglund as President and Chief Executive Officer of the Corporation. Mr. Benson will continue on as Chairman of the Board for the Corporation for 1999. In determining Mr. Benson's salary in 1998, the Compensation Committee considered Mr. Benson's continuing advisory role and his individual performance and contributions. Accordingly, Mr. Benson's base salary was increased by 19.5% from his 1997 base salary. As the new President and Chief Executive Officer of the Corporation, Mr. Skoglund's salary increased by 12.3% to reflect a salary commensurate with his new role and responsibilities. In determining Mr. Skoglund's salary in 1998, the Compensation Committee also considered Mr. Skoglund's individual performance and his long-term contributions to the success of the Corporation. Overall, salary increases for the other senior executives were at a rate comparable to the increases provided to similar executives at other banks, as shown by survey data.

                                (b) Stock Options
To establish a link between compensation and management's performance in creating value for stockholders, top level management employees were granted stock options during 1998 pursuant to the Company's Long-Term Incentive Plan as approved by stockholders in 1994. To reinforce the Company's long-term perspective and to help retain valued executives, these options vest ratably over the three-year period following grant. Options are issued at the market value of Company shares on the date of grant, thus providing reward only for future stock price appreciation. Future grants of option awards are expected to be reviewed on an annual basis.

In 1998, Mr. Benson and Mr. Carlson received no stock options. As detailed in the table on page 10, the other Named Executive Officers received stock option grants comparable to the long-term incentive opportunity granted to individuals with the same or similar position at various banks of similar size. The grants are similar in size to the option shares that were granted in the previous fiscal year. The Compensation Committee has determined that the compensation opportunities should reflect overall Corporate and individual achievement, as well as competitive compensation practices.

             (c) Benefits, Qualified Savings Plans, and Perquisites
Benefits offered to key executives serve a different purpose than does base salary and other elements of compensation. In general, they provide a safety net of protection against financial catastrophes that can result from illness, disability, or death. Benefits offered to key executives are generally those offered to the general employee population with some variation to promote tax efficiency and replacement of benefit opportunities lost to regulatory limits.

The Corporation offers eligible employees three tax-qualified retirement plans: a 401(k) savings plan, a profit sharing plan, and a pension plan. The pension plan targets a 50% pay replacement, integrated with the participant's social security benefits, at normal retirement age following a full career of service. The 401(k) savings program authorizes a maximum voluntary salary deferral of up to 10% (with a partial company match), subject to statutory limitations. The profit sharing arrangement provides an annual discretionary contribution to the retirement account of each employee based in part on the bank's profitability in a given year, and on each participant's annual compensation. Excluding employees of nonbanking subsidiaries who participate in the 401(k) plan only, participation in these plans is likewise offered to the general employee population of full-time salaried and regular part-time employees. Benefits under these plans, taken as a whole, are competitive with comparable banks and bank holding companies.

              Policy With Respect to the $1 Million Deduction Limit
Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to executive officers named in the proxy to $1 million, unless certain requirements are met. The Compensation Committee has carefully considered the impact of this tax code provision and has determined that it is unlikely to affect the deductibility of compensation paid to executive officers.

                                   Conclusion
The Compensation Committee believes these executive compensation policies and programs effectively serve the interests of stockholders and the Corporation. The Compensation Committee believes these policies motivate executives to contribute to the Corporation's overall future successes, thereby enhancing the value of the Corporation for the stockholders' benefit.

         Compensation Committee of the Board of Directors of Old Second Mr. Walter Alexander
Mr. Gary McCarter
Mr. Marvin Fagel
Mr. William Meyer

                              Employment Agreements
Effective January 2, 1996, Mr. Benson retired as Chief Executive Officer of Old Second. However, during 1996, 1997, and 1998, Mr. Benson continued in his position as Chairman of the Board of the Corporation and retained the title of Chief Executive Officer of the Corporation until June 1998 when Mr. Skoglund was named President and Chief Executive Officer of the Corporation. As determined at the Board of Directors meeting on December 8, 1998, Mr. Benson will continue in his position as Chairman of the Board of the Corporation for 1999. As in 1996, 1997, and 1998, Mr. Benson will continue to serve on the Board Committees of the mortgage company and banks in the holding company, will participate in exit interviews with regulatory examiners, and will be available to bank management as a consultant. In exchange for these and other services to be performed during fiscal 1999, Mr. Benson will receive a fee of $80,000.

On January 1, 1997, Messrs. Skoglund, and Starmann entered into Compensation and Benefits Assurance Agreements (the "Agreements") with the Corporation. The initial terms of the Agreements were for one year, through December 31, 1997, but are automatically extended for successive one-year periods, unless earlier terminated by either the executive or the Corporation, in accordance with the applicable provisions thereof. The Agreements provide for lump-sum payments of severance benefits in the amount of two times base salary for each executive in the event of a "Change in Control" (as defined in the Agreements) of the Corporation or Old Second and a qualifying termination of employment two years following a Change in Control. A qualifying termination includes an involuntary termination without cause or a constructive termination. Each executive would also receive two years' continuation of welfare benefits, one year of outplacement services, accelerated vesting of stock options or other incentive awards, plus any additional payment necessary to make the executive whole for any excise taxes that may be imposed. The Agreements also provide that upon termination of employment with Old Second, each executive agrees to not disclose or otherwise make known any confidential or proprietary information relating to the Corporation or Old Second for a period of 24 months from the termination date.

                Comparison of Five-Year Cumulative Total Return*
            Old Second Bancorp, Inc.; S&P 500; and Custom Peer Group

Performance Chart Here

---------------------------- ----------------------- ---------------------- -----------------------

Date                         Old Second              S&P 500                Custom Peer Group
---------------------------- ----------------------- ---------------------- -----------------------
December 1993                $100.00                 $100.00                $100.00
December 1994                $104.86                 $101.36                $100.75
December 1995                $120.73                 $139.32                $121.56
December 1996                $139.66                 $171.23                $127.70
December 1997                $216.14                 $228.27                $214.72
December 1998                $187.79                 $293.04                $206.33

---------------------------- ----------------------- ---------------------- -----------------------

*Total return assumes reinvestment of dividends on a quarterly basis.

The above graph represents the five-year cumulative total stockholder return for the Corporation, the S&P 500 Composite Index, and the Custom Peer Group. The companies in the Custom Peer Group are: First Oak Brook Bancshares Inc.;
Merchants Bancorp Inc.; Northern States Financial Corporation; Pinnacle Banc
Group Inc.; and Princeton National Bancorp Inc. Heritage Financial Services Inc.
is not included since it was acquired by another bank in 1998.

                                  Pension Plan
Excluding employees of nonbanking subsidiaries, all full-time salaried and regular part-time employees who have completed one year of service are eligible for participation in the Corporation's Pension Plan and the remuneration credited each participant includes all direct salaries and wages paid. Generally speaking, retirement benefits are based on final average monthly earnings during the highest five consecutive years of employment during the last ten years before retirement and integrates with a portion of the Primary Social Security Benefit payable to the participant. A participant receives monthly the amount calculated under the following formula: the monthly average of the 60 highest paid consecutive months out of the final ten years of employment times the sum of (i) 1-2/3% times the number of years of credited service up to a maximum of 30, and (ii) 1/2% times each year of credited service over 30 years; less one-half the Primary Social Security Benefit payable to the participant. The following table illustrates the annual amount of retirement income available under both the Corporation's Pension Plan and SERP (after deducting 1/2 of the social security benefit, but without limiting the retirement benefits for the single plan defined benefit limit of Section 415(c), for the combined plan
Section 415 limits, and for the includable compensation limitation of Section 401(a)(17) of the Internal Revenue Code (the "Code")) from such plan for a person 65 years of age in specified average earnings and years of service classification. The SERP restores benefits lost under the Pension Plan due to the limits imposed under Sections 401(a)(17) and 415 of the Code. The objective of the SERP is to permit those employees who are affected by the limitations of Code Sections 401(a)(17) and 415 to receive the same benefit they would have received under the Pension Plan but for the limitations imposed by the Code.

In certain cases, a participant's actual benefit may be less than that provided below:

-----------------------------------------------------------------------------------------------

Covered Compensation                              Years of Service
                      -------------------------------------------------------------------------

                      15           20          25          30          35           40
--------------------- ------------ ----------- ----------- ----------- ------------ -----------
$  15,000             $ 2,250      $ 3,000     $  3,750    $  4,500    $  5,250     $  6,000
   25,000               3,750        5,000        6,250       7,500       8,750       10,000
   35,000               5,513        7,351        9,188      11,026      12,250       14,000
   50,000               8,753       11,671       14,588      17,506      18,756       20,006
   75,000              14,637       19,516       24,395      29,274      31,149       33,024
  100,000              20,887       27,849       34,812      41,774      44,274       46,774
  125,000              27,137       36,183       45,228      54,274      57,399       60,524
  150,000              33,387       44,516       55,645      66,774      70,524       74,274
  175,000              39,637       52,849       66,062      79,274      83,649       88,024
  200,000              45,887       61,183       76,478      91,774      96,774      101,774
  225,000              52,137       69,516       86,895     104,274     109,899      115,524
  250,000              58,387       77,849       97,312     116,774     123,024      129,274
  275,000              64,637       86,183      107,728     129,274     136,149      143,024
  300,000              70,887       94,516      118,145     141,774     149,274      156,774

-----------------------------------------------------------------------------------------------


Covered compensation under the qualified and nonqualified pension formulas and the respective years of credited service as of December 31, 1998 for the executive officers named in the cash compensation table are as follows: James Benson, $250,000 (38 years); Ronald J. Carlson, $222,525 (20 years); William B. Skoglund, $212,684 (26 years); and George Starmann III, $192,358 (5 years).

           Compensation Committee Interlocks and Insider Participation Directors, director nominees, and executive officers of the Corporation and their associates were customers of, and had transactions with, the Corporation and its subsidiaries in the ordinary course of business during 1998. Additional transactions may be expected to take place in the future. All outstanding loans, commitments to loans, transactions in repurchase agreements and certificates of deposit, and depository relationships, in the opinion of management, were made on substantially the same terms, including interest rates, collateral, and repayment terms on extensions of credit, as those prevailing at the time for comparable transactions with other persons and in the ordinary course of business and did not involve more than the normal risk of collectibility or present other unfavorable features.

                                   Proposal 2:

             Amendment to the Restated Certificate of Incorporation
This proposed amendment to Article IV of the Corporation's Restated Certificate of Incorporation would (i) increase the number of shares of Common Stock which the Corporation is authorized to issue from 6,000,000 to 10,000,000 and (ii) change the par value of the Common Stock to $1.00 par value per share from no par value. The text of such proposed amendment is attached to this Proxy Statement as Annex A.

As of February 1, 1999, 3,051,181 shares of Common Stock were issued with an additional 120,884 shares reserved for issuance under the Old Second Bancorp, Inc. Long-term Incentive Plan. The additional shares of Common Stock for which authorization is sought would be a part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently outstanding.

The Board of Directors of the Corporation has determined that it is in the best interests of the Corporation to have additional shares of Common Stock authorized and available for issuance as the need arises for possible future financing transactions, acquisitions, asset purchases, stock dividends or splits, issuances under employee benefit plans, and for other general corporate purposes. Such shares will be issuable by the Corporation generally without further authorization by the stockholders on such terms as the Board of Directors may lawfully determine. The effect of the authorization and issuance of additional shares of Common Stock (other than on a pro rata basis among holders of Common Stock) would be to dilute the present voting power of the holders of Common Stock. Stockholders presently do not have preemptive rights. Although it is not intended to be an anti-takeover measure, the increase in authorized shares of Common Stock with a subsequent issuance of such shares could impede a potential take over by, among other things, (1) diluting the stock ownership of persons attempting to gain control of the Corporation and

(2) issuing securities to individuals or entities favorable to management. The designations, preferences, relative rights, limitations, or restrictions of the authorized Common Stock of the Corporation will remain unchanged.

At the date of the Proxy Statement, the Corporation has no plans, arrangements or understandings with respect to the issuance of the shares of Common Stock to be authorized.

The Corporation's Restated Certificate of Incorporation also authorizes the issuance of up to 300,000 shares of Preferred Stock with such rights, preferences and limitations as may be determined by the Board of Directors. The Preferred Stock has been previously authorized. Such Preferred Stock could be issued with terms which might make more difficult a change in control of the Corporation. The Corporation is not aware of any pending or threatened efforts to obtain control of the Corporation.

The proposed change to the par value per share of the Corporation's Common Stock to $1.00 per share allows the Corporation to possibly save state franchise taxes. The proposed change in par value will not result in any material changes to stockholders' holdings.

The proposed amendment to the Corporation's Restated Certificate of Incorporation increasing the number of shares of Common Stock authorized for issuance and increasing the par value per share of the Common Stock must be approved by the holders of a majority of the outstanding shares of Common Stock of the Corporation.

The Board of Directors recommends that the stockholders vote FOR ratification and approval of the amendment to the Corporation's Restated Certificate of Incorporation as set forth in Proposal 2.

                                   Proposal 3:

                             Independent Accountants
Ernst & Young, L.L.P. ("Ernst & Young") has been selected by the Corporation to be the Corporation's independent accountants for the fiscal year ended December 31, 1999. The Board of Directors will propose the adoption of a resolution at the Annual Meeting ratifying and approving the selection of Ernst & Young. Representatives of Ernst & Young are expected to be present at the Annual Meeting with the opportunity to make a statement, if they desire to do so, and to be available to respond to the appropriate questions.

The Board of Directors recommends that the stockholders vote FOR Proposal 3.

                              Stockholder Proposals
If a stockholder intends to present a proposal at the Corporation's 2000 Annual Meeting of Stockholders and desires that the proposal be included in the Corporation's Proxy Statement and form of proxy for that meeting, the proposal must be in compliance with Rule 14a-8 under the Securities Exchange Act of 1934 and received at the Company's principal executive offices not later than October 12, 1999. As to any proposal that a stockholder intends to present to stockholders without inclusion in the Corporation's Proxy Statement for the Corporation's 2000 Annual Meeting of Stockholders, the proxies named in management's proxy for that meeting will be entitled to exercise their discretionary authority on that proposal unless the Corporation receives notice of the matter to be proposed not later than December 24, 1999. Even if proper notice is received on or prior to December 24, 1999, the proxies named in management's proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising stockholders of such proposal and how they intend to exercise their discretion to vote on such matter, unless the stockholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Securities Exchange Act of 1934.

                                     General
The cost of this proxy solicitation will be borne by the Corporation. Solicitation will be made primarily through the use of the mail, but officers, directors, or regular employees of the Corporation may solicit proxies personally or by telephone or telegraph without additional remuneration for such activity. In addition, the Corporation will reimburse brokerage houses and other custodians, nominees, or fiduciaries for their reasonable expenses in forwarding proxies and proxy material to the beneficial owner of such shares.

As of the date of this Proxy Statement, management knows of no other matters to be brought before the Annual Meeting. However, if any other matters should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote thereon in accordance with their best judgment.


                                              By Order of the Board of Directors

                                                                    James Benson
                                                                        Chairman


                                                                William Skoglund
                                                         Chief Executive Officer
                                                                   and President

Aurora, Illinois
February 9, 1999

                                    Annex A:

                          CERTIFICATE OF AMENDMENT TO
                   THE RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            OLD SECOND BANCORP, INC.
         FIRST: That the Board of Directors of said corporation at a meeting duly convened and held adopted the following resolutions:

         RESOLVED, that this Board proposes, and hereby declares its advisability, that Paragraph A of Article IV of this Corporation's Restated Certificate of Incorporation, as previously amended, be further amended to read in its entirety as follows:

                  "A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 10,300,000 shares, which shall be divided into two classes as follows:

                   10,000,000 shares of Common Stock with a par value of $1.00 per share, and

                   300,000 shares of Preferred Stock with a par value of $1.00 per share."

              FURTHER RESOLVED, that this amendment shall become effective as of the date (the "Effective Date") that a Certificate of Amendment as to this amendment is duly filed with the Office of the Secretary of State of the State of Delaware; and

              FURTHER RESOLVED, that the stated capital of the Corporation immediately preceding the Effective Date, being $15,844,000, shall remain the stated capital of the Corporation as of the Effective Date; and

              FURTHER RESOLVED, that until surrendered, each outstanding certificate for shares of the Corporation's Common Stock of no par value and the Corporation's Preferred Stock of no par value shall be deemed for all purposes as representing shares of Common Stock of $1.00 par value and shares of Preferred Stock of $1.00 par value, respectively; and

              FURTHER RESOLVED, that the proposed amendment to this Corporation's Restated Certificate of Incorporation as set forth above be considered at the next annual meting of stockholders to be held on March 9, 1999.

         SECOND: That the said amendment was submitted to the stockholders of the Corporation at the duly convened annual meeting of the stockholders held on March 9, 1999, and at such meeting the said amendment was approved by the affirmative vote of the holders of shares having a majority of the voting power of all of the outstanding capital stock of the Corporation entitled to vote thereon.

         THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

                    Proxy for Annual Meeting of Stockholders
                                On March 9, 1999

                            Old Second Bancorp, Inc.
                                Aurora, Illinois

     The undersigned hereby appoints Jesse Maberry, Townsend Way, Jr., and Clarence Ruddy, or any one of them, the undersigned's attorneys and proxies, with full power of substitution, to vote all shares of Common Stock of Old Second Bancorp, Inc., which the undersigned is entitled to vote, as fully as the undersigned could do if personally present, at the Annual Meeting of Stockholders of said Corporation to be held at the Corporation's premises at 37 South River Street, Aurora, Illinois on the 9th day of March 1999, at 11:00 a.m., Central Standard Time, and at any and all postponements or adjournments thereof:


(1)  Election of Directors.

    |_|For all nominees listed below |_| WITHHOLD AUTHORITY     |_| ABSTAIN
       (except as marked to the          to vote for all
        contrary)                        nominees listed below



         (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)



James Benson, Marvin Fagel, Joanne Hansen, Kenneth Lindgren, Jesse Maberry, Gerald Palmer, James Carl Schmitz


(2) The proposed Amendment to the Restated Certificate of Incorporation of the Corporation as set forth in the accompanying Proxy Statement.

          |_|   FOR              |_| AGAINST                |_|  ABSTAIN

(3) Ratification and approval of the selection of Ernst & Young, L.L.P. as the Corporation's independent accountants.

          |_|   FOR              |_| AGAINST                |_|  ABSTAIN

(4) In their discretion on such other matters as may properly come before the meeting or at any postponement or adjournment thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED FOR DIRECTORS, FOR THE PROPOSED AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION AND FOR THE RATIFICATION AND APPROVAL OF THE SELECTION OF ERNST & YOUNG, L.L.P. AS INDEPENDENT ACCOUNTANTS.

Dated --------------------------------           -------------------------------

                                                 -------------------------------
                                                 Stockholder's Signature--please
                                                 sign name exactly as imprinted
                                                 below. (Do not print.)

                                                 PLEASE INDICATE ANY CHANGE OF
                                                 ADDRESS

NOTE: Executors, administrators, trustees, and others signing in a representative capacity should indicate the capacity in which they sign. If shares are held jointly, EACH holder should sign.

                    PLEASE DATE, SIGN, AND RETURN THIS PROXY